As filed with the Securities and Exchange Commission on October 1, 2018

Registration No. 333-149251

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEGACY RESERVES LP

(Exact name of registrant as specified in its charter)

Delaware	16-1751069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 W. Wall Street, Suite 1800

Midland, Texas 79701

(432) 689–5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Daniel Westcott

President and Chief Financial Officer

Legacy Reserves GP, LLC

303 W. Wall Street, Suite 1800

Midland, Texas 79701

(432) 689–5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George J. Vlahakos

Sidley Austin LLP

1000 Louisiana Street, Suite 6000

Houston, Texas 77002

(713) 495-4522

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-149251 on Form S-3 (the “Registration Statement”), filed by Legacy Reserves LP, a Delaware limited partnership (the “Partnership”), registering an aggregate of 17,116,497 units representing limited partner interests in the Partnership.

On September 20, 2018, the Partnership completed the previously announced transactions contemplated by (i) the Amended and Restated Agreement and Plan of Merger, dated July 9, 2018, by and among the Partnership, Legacy Reserves Inc., a Delaware corporation (the “Company”), Legacy Reserves GP, LLC, a Delaware limited liability company (the “General Partner”) and Legacy Reserves Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and (ii) the GP Purchase Agreement, dated March 23, 2018, by and among the Partnership, the General Partner, the Company, Lion GP Interests, LLC (“Lion LLC”), Moriah Properties Limited, and Brothers Production Properties, Ltd., Brothers Production Company, Inc., Brothers Operating Company, Inc., J&W McGraw Properties, Ltd., DAB Resources, Ltd. and H2K Holdings, Ltd. (such transactions referred to herein collectively as the “Corporate Reorganization”).

As a result of the completion of the Corporate Reorganization, the Partnership has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Partnership hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, Texas on October 1, 2018.

LEGACY RESERVES LP

By:	Legacy Reserves GP, LLC, its General Partner

By:	/s/ James Daniel Westcott
James Daniel Westcott
President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to Form S-3 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.